UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 16, 2011

StemCells, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19871	94-3078125
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7707 Gateway Blvd, Suite 140, Newark, CA		94560
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 510.456.4000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 16, 2011, StemCells, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Chardan Capital Markets, LLC and Roth Capital Partners, LLC (the “Underwriters”), pursuant to which the Company agreed to sell to the Underwriters an aggregate of: (i) 8,000,000 units (each a “Unit”, and collectively, the “Units”) and (ii) 8,000,000 Series B Warrants (the “Series B Warrants”), each to purchase one Unit, at a public offering price of $1.25 per Unit in an underwritten public offering (the “Offering”). No additional consideration will be payable by investors for the Series B Warrants. Each Unit consists of (x) one share of the common stock, par value $.01 per share, of the Company (“Common Stock”) and (y) one Series A Warrant (the “Series A Warrants” and, together with the Series B Warrants, the “Warrants”) to purchase one share of Common Stock. The Warrants, the shares of Common Stock issued as part of the Units (the “Common Shares”) and the shares of Common Stock underlying the Warrants (the “Warrant Shares” and, collectively with the Common Shares, the “Shares”) are being issued pursuant to the effective registration statement of Form S-3 (Registration No. 333-170300) (the “Registration Statement”).

The Underwriters will purchase the Units and the Series B Warrants at a 4.8% discount to the public offering price for the Units, for an aggregate discount of $480,000. The Company expects that the net proceeds of the Offering will be approximately $9.2 million, assuming no exercise of the Warrants, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company associated with the Offering.

The Series A Warrants are immediately exercisable at an initial exercise price of $1.40 per share and expire on the fifth anniversary of the date of issuance.

The Series B Warrants are exercisable immediately at an exercise price of $1.25 per Unit. The Series B Warrants will expire at the close of business on the ninetieth (90th) trading day after issuance. If all Series B Warrants are exercised, the Company would receive additional gross proceeds of $10 million.

The Series A Warrants and the Series B Warrants will be issued separately from the Common Stock included in the Units and may be transferred separately immediately thereafter. Neither the Series A Warrants nor the Series B Warrants will be listed on any national securities exchange or other trading market, and no trading market for such Warrants is expected to develop.

The Series A Warrants contain full ratchet anti-dilution protection upon the issuance of any Common Stock, securities convertible into Common Stock, or certain other issuances at a price below the then-existing exercise price of the Series A Warrants, subject to certain exceptions.

The Series A Warrants will be exercisable on a “cashless” basis if at the time of exercise, the issuance of the Warrant Shares is not covered by an effective registration statement or the prospectus contained therein is not available for the issuance of the Warrant Shares to the holder. In addition, in the event of a fundamental transaction that is (1) an all cash transaction, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended, or (3) with certain limited exceptions, a fundamental transaction involving a person or entity not traded on The New York Stock Exchange, Inc., The NYSE Amex, LLC, The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market, then the Company or any successor entity will pay at the holder’s option, exercisable at any time concurrently with or within forty-five (45) days after the consummation of the fundamental transaction, an amount of cash equal to the value of the unexercised portion of the Series A Warrant on the date of such fundamental transaction as determined in accordance with the Black Scholes option pricing model.

This description of the Offering is a summary only, is not intended to be complete, and is qualified in its entirety by reference to the Underwriting Agreement, the form of Series A Warrant and the form of the Series B Warrant, which are filed as exhibits to this Current Report on Form 8-K.

The Offering is expected to close on December 21, 2011, subject to the satisfaction of customary closing conditions.

On December 15, 2011, the Company issued a press release announcing that it intended to make a public offering of securities. On December 16, 2011, the Company issued a press release announcing the pricing and terms of the Offering. Copies of the two press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are each incorporated herein by reference. Ropes & Gray LLP, counsel to the Company, has issued an opinion to the Company, dated December 16, 2011, regarding the Shares and Warrants to be sold in the Offering. A copy of the opinion is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement between StemCells, Inc., Chardan Capital Markets, LLC and Roth Capital Partners, LLC

4.1	Form of Series A Warrant

4.2	Form of Series B Warrant

5.1	Opinion of Ropes & Gray LLP.

23.1	Consent of Ropes & Gray LLP (contained in Exhibit 5.1 above).

99.1	Press Release of StemCells, Inc. dated December 15, 2011

99.2	Press Release of StemCells, Inc. dated December 16, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 16, 2011		StemCells, Inc.

/s/ Ken Stratton
	Name:	Ken Stratton
	Title:	General Counsel

Exhibit Index

Exhibit No.	Description

1.1	Underwriting Agreement between StemCells, Inc., Chardan Capital Markets, LLC and Roth Capital Partners, LLC

4.1	Form of Series A Warrant

4.2	Form of Series B Warrant

5.1	Opinion of Ropes & Gray LLP.

23.1	Consent of Ropes & Gray LLP (contained in Exhibit 5.1 above).

99.1	Press Release of StemCells, Inc. dated December 15, 2011

99.2	Press Release of StemCells, Inc. dated December 16, 2011